UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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John B. Sanfilippo & Son, Inc.
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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK
NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK
CORPORATE GOVERNANCE
COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
AUDIT COMMITTEE REPORT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
JOINT REPORT OF THE BOARD OF DIRECTORS AND THE CNG COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND CERTAIN TRANSACTIONS
CERTAIN TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
PROXY SOLICITATION
OTHER MATTERS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held
on November 6, 2006
TO THE STOCKHOLDERS:
The annual meeting of stockholders of John B. Sanfilippo & Son, Inc. will be held on Monday, November 6, 2006 at 10:00 a.m., local time, at 1707 N. Randall Road, Elgin, Illinois 60123, for the following purposes:
1.	To elect directors;

2.	To ratify the action of the Audit Committee in appointing PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 28, 2007; and

3.	To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.
The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.
The Board of Directors has fixed the close of business on September 7, 2006 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting (at 2299 Busse Road, Elk Grove Village, Illinois 60007) and will also be available for inspection at the meeting.
Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the annual meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you should later decide to attend and vote in person.
Because we have two classes of stock outstanding, a separate form of proxy has been prepared with respect to each class of stock: a white proxy, which relates to our Common Stock, $.01 par value; and a blue proxy, which relates to our Class A Common Stock, $.01 par value. Stockholders who own of record shares of only one class are being furnished only with the proxy relating to that class. Stockholders who own of record shares of both classes are being furnished with both proxies (in separate mailings, each of which also includes a copy of this notice and the proxy statement). Stockholders who receive both proxies must complete, sign and return both proxies in order for the shares of both classes to be voted by proxy.

By Order of the Board of Directors

/s/ MICHAEL J. VALENTINE
MICHAEL J. VALENTINE
Secretary
Elk Grove Village, Illinois
October 6, 2006

John B. Sanfilippo & Son, Inc.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
November 6, 2006
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of our stockholders to be held on Monday, November 6, 2006 at 10:00 a.m., local time, at 1707 N. Randall Road, Elgin, Illinois 60123, and at any postponement or adjournment thereof (the “Annual Meeting”). All shares of our Common Stock, $.01 par value (the “Common Stock”), and our Class A Common Stock, $.01 par value (the “Class A Stock”), entitled to vote at the Annual Meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to our Secretary, or by attending the Annual Meeting and voting in person. Any written notice of revocation or subsequent proxy should be delivered to us at 2299 Busse Road, Elk Grove Village, Illinois 60007-6057, Attention: Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting. Unless the context otherwise requires, references herein to “we”, “us”, or “our company” refer to John B. Sanfilippo & Son, Inc.
This Proxy Statement and accompanying proxy are being mailed to stockholders on or about October 6, 2006. The mailing address of our principal executive offices is 2299 Busse Road, Elk Grove Village, Illinois 60007-6057.
Record Date and Shares Outstanding
We had outstanding on September 7, 2006, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 7,994,199 shares of Common Stock (excluding 117,900 treasury shares) and 2,597,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq National Market. There is no established public trading market for the Class A Stock.
Voting and Quorum
Pursuant to our Restated Certificate of Incorporation (as amended, the “Restated Certificate”), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12 1/2% of the total number of shares of Class A Stock and Common Stock outstanding, the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors and the holders of Class A Stock voting as a class are entitled to elect the remaining directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to ten votes per share of Class A Stock.
Our Restated Certificate does not entitle holders of Common Stock to cumulative voting. However, solely with respect to the election of directors, the Restated Certificate entitles each holder of Class A Stock, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock (“Class A Directors”), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

The presence at the Annual Meeting, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which the Common Stock is entitled to cast is required in order to establish a quorum for the purpose of electing the directors to be elected by holders of Common Stock (the “Common Stock Directors”). The presence at the Annual Meeting, in person or by proxy, of holders of Class A Stock entitled to cast at least a majority of the votes which the Class A Stock is entitled to cast is required in order to establish a quorum for the purpose of electing the Class A Directors. The presence at the Annual Meeting, in person or by proxy, of holders of Common Stock and Class A Stock entitled to cast at least a majority of the aggregate number of votes which all such stock is entitled to cast on matters other than the election of directors is required in order to establish a quorum for the purpose of any other business.
Two proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein: (i) the election of eight directors; and (ii) the ratification of the action of the Audit Committee in appointing PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 28, 2007. The vote required and method of counting votes for each of these proposals is as follows:
Proposal 1: Election of Directors
At the meeting, the holders of Common Stock voting as a class will be entitled to elect two of the eight directors, and the holders of Class A Stock voting as a class will be entitled to elect the remaining six directors. Directors elected by holders of both Common Stock and Class A Stock are elected by a plurality of the votes cast for each such class. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the election of all nominees for election as director to be elected by holders of the class of shares covered by such proxy as listed herein.
If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.
Proposal 2: Ratification of Independent Auditors
To be approved, the ratification of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of shares representing a majority of the votes present and entitled to vote by the holders of Common Stock and Class A Stock, voting together as one class. Abstentions will count as a vote against Item 2. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Item 2.
Other Proposals
Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote at the Annual Meeting, or at any postponements or adjournments thereof, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of September 25, 2006 with respect to the beneficial ownership of Common Stock and Class A Stock by (a) any individuals or entities known by us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each of our directors and nominees for election as a director, (c) each of the Named Executive Officers (as defined below) who currently serve as an executive officer of our company, and (d) all of our directors, nominees for election as a director and executive officers as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to us by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 2299 Busse Road, Elk Grove Village, Illinois 60007-6057.

		% of
	No. of	Outstanding		% of	% of Outstanding
	Shares	Shares of	No. of Shares	Outstanding	Votes on Matters
	of Common	Common	of Class	Shares of Class	Other than Election
Name	Stock(1)	Stock	A Stock(1)(2)	A Stock	of Directors
Jasper B. Sanfilippo(3)(4)(5)+-	39,832	*	1,523,776	58.7	44.8
Marian R. Sanfilippo(4)(5)	26,984	*	24,500	0.9	0.7
Jeffrey T. Sanfilippo(4)(5)(6)+-	32,207	*	44,044	1.7	1.4
Jasper B. Sanfilippo, Jr(5)(6)+-	3,375	*	44,044	1.7	1.3
Lisa A. Evon(5)(6)	—		44,044	1.7	1.3
John E. Sanfilippo(5)(6)	28,152	*	44,044	1.7	1.3
James J. Sanfilippo(5)(6)	—		44,044	1.7	1.3

Total Controlling Group(5)	92,886	1.1	1,768,496	68.1	52.2

Michael J. Valentine(7)+-	3,375	*	496,342	19.1	14.6
Mathias A. Valentine+-	—		332,588	12.8	9.8

Total Valentine Group(8)	3,375	*	828,930	31.9	24.3

James A. Valentine(9)-	3,725	*	—	—	*
Timothy R. Donovan(10)+	3,000	*	—	—	*
Governor Jim Edgar(11)+	6,500	*	—	—	*
Daniel M. Wright(12)+	250	*	—	—	*
Heartland Advisors(13)	1,098,400	13.5	—	—	3.2
The Baupost Group(14)	634,367	7.8	—	—	1.9
Hawkeye Capital Master(15)	576,300	7.1	—	—	1.7
Dimensional Fund Advisors, Inc.(16)	509,354	6.3	—	—	1.5
All directors and executive officers as a group (15 persons all of whom are stockholders or optionholders (3)(4)(5)(6)(7)(8) (9)(10)(11)(12)(17)	129,957	1.6	2,440,794	94.0	71.9

+	Denotes Director.

-	Denotes Named Executive Officer.

*	Less than one percent.

(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder’s percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options exercisable on or within 60 days of September 25, 2006 are included.

(2)	Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo or Mathias A. Valentine, (b) a spouse or lineal descendant of Mr. Sanfilippo or Mr. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) us, or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the “Permitted Transferees”), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.

(3)	Includes 163,045 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom — Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo are executive officers and directors of our company).

(4)	Includes 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo.

(5)	On June 21, 2004 a Schedule 13D was filed jointly by the persons referenced in the stock table (the “Controlling Group”). The Controlling Group made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as expressly set forth in the Schedule 13D, each member of the Controlling Group disclaims beneficial ownership of the Common Stock and Class A Stock beneficially owned by any other member of the Controlling Group.

By filing the Schedule 13D, the members of the Controlling Group provided notice (1) that they beneficially own, in the aggregate, securities controlling in excess of 50% of the voting power of our common equity and (2) that they intend to act as a group. As a result, we are a “controlled company” pursuant to Section 4350(c)(5) of the Nasdaq Marketplace Rules.

The members of the Controlling Group are deemed to beneficially own an aggregate of 1,768,496 shares of Class A Stock and 92,886 shares of Common Stock, which includes 68.1% of the total outstanding shares of Class A Stock and 18.8% of the total outstanding shares of Common Stock, assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock. Based on the relative voting rights of the Class A Stock and Common Stock, the Reporting Persons have or share 52.2% of the total outstanding voting power of our common equity, assuming that the applicable shares of Class A Stock are not converted into Common Stock.

The beneficial ownership of Jasper B. Sanfilippo and Marian R. Sanfilippo is described in footnotes (3) and (4) above. The beneficial ownership of Jeffrey T. Sanfilippo includes 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo, and includes options to purchase 3,375 shares of Common Stock with a weighted average exercise price of $19.956 per share on or within 60 days of September 25, 2006 and 44,044 shares of Class A Stock held as trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated April 7, 2004. The beneficial ownership of Jasper B. Sanfilippo, Jr. includes options to purchase 3,375 shares of Common Stock with a weighted average exercise price of $19.956 per share on or within 60 days of September 25, 2006 and 44,044 shares of Class A Stock held as trustee of the Jasper B. Sanfilippo Irrevocable Trust, dated April 7, 2004. The beneficial ownership of Lisa A. Evon includes 44,044 shares of Class A Stock held as trustee of the Lisa A. Evon Irrevocable Trust, dated April 7, 2004. The beneficial ownership of John E. Sanfilippo includes 44,044 shares of Class A Stock held as trustee of the John E. Sanfilippo Irrevocable Trust, dated April 7, 2004. The beneficial ownership of James J. Sanfilippo includes 44,044 shares of Class A Stock held as trustee of the James J. Sanfilippo Irrevocable Trust, dated April 7, 2004. The trustees of each of the foregoing trusts are also the sole beneficiaries under each respective trust.

(6)	Excludes 32,609 shares of Class A Stock held as trustee by Jasper B. Sanfilippo. (Jasper B. Sanfilippo is our Chairman of the Board and Chief Executive Officer.)

(7)	Includes 496,342 shares of Class A Stock held as trustee of the following three trusts under the Valentine Trust, dated March 26, 1991: the Trust for Michael J. Valentine and the Trust for James A. Valentine, each of which owns 165,447 shares of Class A Stock, and the Trust for Mary Jo Carroll which owns 165,448 shares of Class A Stock. The beneficiaries of these trusts are the children of Mathias and Mary Valentine, including Michael J. Valentine, an executive officer and a member of our Board of Directors, and James A. Valentine, an executive officer. Includes options to purchase 3,375 shares of Common Stock with a weighted average exercise price of $19.956 per share on or within 60 days of September 25, 2006.

(8)	Michael J. Valentine and Mathias A. Valentine have formed a group as reflected by the Schedule 13Ds filed on June 21, 2004. The total beneficial ownership of the group consists of 828,930 shares of Class A Stock, and which represents 31.9% of the issued and outstanding Class A Stock, and 9.3% of the issued and outstanding Common Stock assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock.

Based on the relative voting rights of the Class A Stock and Common Stock, Michael J. Valentine directly or indirectly controls 14.6% while Mathias A. Valentine directly controls 9.8% of the total outstanding voting power of our common equity. In addition, the group directly controls 24.3% of the total outstanding voting power of our common equity. These percentages assume that the applicable shares of Class A Stock are not converted into Common Stock, and are calculated using ten votes per share of Class A Stock.

(9)	Includes options to purchase 3,375 shares of Common stock with a weighted average exercise price of $19.956 per share on or within 60 days of September 25, 2006. Excludes 165,447 shares of Class A Stock held as trustee by Michael J. Valentine (Michael J. Valentine is Executive Vice President Finance, our Chief Financial Officer and Secretary and a director of our company.)

(10)	Includes options to purchase 3,000 shares of Common Stock with a weighted average exercise price of $15.583 which are exercisable by Timothy R. Donovan on or within 60 days of September 25, 2006. Excludes (a) 31,526 shares of Common Stock held by Mr. Donovan’s spouse, Elaine Karacic, as trustee of certain trusts, the beneficiaries of which are the children of Mr. Donovan and Ms. Karacic, (b) 2,429 shares of Common Stock held by Ms. Karacic as trustee of a certain trust, the beneficiary of which is Ms. Karacic’s sibling, and (c) 26,257 shares of Common Stock held by Ms. Karacic in her name. Mr. Donovan disclaims beneficial ownership of all of the foregoing excluded shares of Common Stock. Mr. Donovan’s mailing address is c/o Tenneco Automotive Inc., 500 North Field Drive, Lake Forest, IL 60045.

(11)	Includes options to purchase 5,500 shares of Common Stock with a weighted average exercise price of $10.583 which are exercisable by Gov. Jim Edgar on or within 60 days of September 25, 2006.

(12)	Includes options to purchase 250 shares of Common Stock at $18.03 per share on or within 60 days of September 25, 2006.

(13)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2006 filed by Heartland Advisors, Inc. dated August 11, 2006. The principal office of Heartland Advisors, Inc. is 789 N. Water Street, Suite 500, Milwaukee, WI 53202.

(14)	The information set forth in the table above and in this footnote is based solely on Form 13G as of July 31, 2006 filed by The Baupost Group, LLC dated August 9, 2006. The principal office of The Baupost Group, LLC is 10 St. James Avenue, Suite 2000, Boston, MA 02116.

(15)	The information set forth in the table above and in this footnote is based solely on Form 13G as of January 13, 2006 filed by Hawkeye Capital Master dated January 23, 2006. The principal office of Hawkeye Capital Master is One Capital Place, Georgetown, Grand Cayman Islands.

(16)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2006 filed by Dimensional Fund Advisors, Inc. dated July 27, 2006. The principal office of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(17)	Includes options to purchase a total of 78,275 shares of Common Stock (including the options referred to in footnotes 5, 7, 9, 10, 11 and 12 above) at prices ranging from $3.438 to $32.30 per share which are exercisable by certain of the directors and executive officers on or within 60 days of September 25, 2006.
Change of Control
We understand that the Controlling Group has pledged a substantial portion of our Class A Stock that they own to secure loans made to them by commercial banks. If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares. Such a sale could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations.
In addition, because these shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders, and it would also result in a default under our financing arrangements.
PROPOSAL 1: ELECTION OF DIRECTORS
Eight directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Two of such directors are to be elected by the holders of Common Stock voting as a class and the remaining six directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies shall vote such proxies for such other person or persons as shall be determined by such holders in their discretion or, so long as such action does not conflict with the provisions of our Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.
The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.
NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK
The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Common Stock, as reported to us, is set forth below.
Governor Jim Edgar, Director, age 60 — Gov. Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he is also a teacher and lecturer. He has been in this position since January 1999. He was also a Resident Fellow at the John F. Kennedy School of Government at Harvard University in the 1999 fall semester. Gov. Edgar served as governor of Illinois from January 14, 1991 through January 11, 1999. Prior to his election, Gov. Edgar served as Illinois Secretary of State from 1981 to 1991. Gov. Edgar’s retirement from public office marked 30 years of state government service. Gov. Edgar serves on the board of directors of Alberto Culver Company, Scudder Mutual Funds, Horizon Group Properties, Inc., and Youbet.com. Gov. Edgar has been a member of our Board of Directors since October 1999 and is a member of our Audit Committee and the chairman of our Compensation, Nominating and Governance Committee (the “CNG Committee”).
Daniel M. Wright, age 68 — Mr. Wright currently serves on the board of directors of RC2 Corporation, where he is a member of the Audit, Compensation and Governance and Nominating Committees. Mr. Wright also serves on the board of directors of SC Companies, Inc., where he is the chairman of the Audit Committee and a member of the Compensation Committee. Mr. Wright previously worked for Arthur Andersen LLP for 37 years as an auditor, where his clients consisted of privately-held and registered public companies. Mr. Wright was a Partner with Arthur Andersen from 1973 through August 1998, and became a certified public accountant in 1968. Throughout his career, and since his retirement in 1998, Mr. Wright has been active in numerous civic and philanthropic organizations. Mr. Wright has been a member of our Board of Directors since October 2005 and is a member of our Audit Committee and our CNG Committee.

NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK
The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Class A Stock, as reported to us, is set forth below.
Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer and Director, age 75 — Mr. Sanfilippo has been employed by us since 1953. Mr. Sanfilippo served as our President from 1982 to December 1995 and was our Treasurer from 1959 to October 1991. He became our Chairman of the Board and Chief Executive Officer in October 1991 and has been a member of our Board of Directors since 1959. Mr. Sanfilippo was also a member of our Compensation Committee until April 28, 2004 (when that Committee was terminated and its responsibilities assumed by the CNG Committee) and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). On May 8, 2006, our company’s Board of Directors approved a succession plan for our company’s Chief Executive Officer. Pursuant to the succession plan, Mr. Sanfilippo intends to retire on January 1, 2008. Mr. Sanfilippo is the father of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company, the brother-in-law of Mathias A. Valentine, a director of our company, the uncle of Michael J. Valentine, a director and an executive officer of our company, and James A. Valentine, an executive officer of our company. Mr. Sanfilippo is also the uncle by marriage of Timothy R. Donovan, a director of our company.
Mathias A. Valentine, Director, age 73 — Mr. Valentine had been employed by us since 1960 and was named its President in December 1995. He served as our Secretary from 1969 to December 1995, as our Executive Vice President from 1987 to October 1991 and as our Senior Executive Vice President and Treasurer from October 1991 to December 1995. He has been a member of our Board of Directors since 1969. Mr. Valentine was also a member of our Compensation Committee until April 28, 2004 (when that Committee was terminated and its responsibilities assumed by the CNG Committee) and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Mr. Valentine retired from our company on January 3, 2006. Mr. Valentine is the brother-in-law of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, the father of Michael J. Valentine, a director and an executive officer, and James A. Valentine, an executive officer. Mr. Valentine is the uncle of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company. Mr. Valentine is also the uncle by marriage of Timothy R. Donovan, a director of our company.
Michael J. Valentine, Executive Vice President Finance, Chief Financial Officer and Secretary and Director, age 47 — Mr. Valentine has been employed by us since 1987 and in January 2001 was named Executive Vice President Finance, Chief Financial Officer and Secretary. Mr. Valentine was elected as a director of our company in April 1997. Mr. Valentine served as our Senior Vice President and Secretary from August 1999 to January 2001. He served as Vice President and Secretary from December 1995 to August 1999. He served as our Assistant Secretary and General Manager of External Operations from June 1987 and 1990, respectively, to December 1995. On May 8, 2006, our company’s Board of Directors approved a succession plan to be finalized and adopted at the Board of Directors meeting being held on November 6, 2006. Mr. Valentine’s new title will be “Chief Financial Officer and Group President” upon adoption. Mr. Valentine is the son of Mathias A. Valentine, a director of our company, the brother of James A. Valentine, an executive officer of our company, the nephew of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, and cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors. Mr. Valentine is also a first cousin by marriage of Timothy R. Donovan, a director of our company.
Jeffrey T. Sanfilippo, Executive Vice President Sales and Marketing and Director, age 43 — Mr. Sanfilippo has been employed by us since 1991 and was named its Executive Vice President Sales and Marketing in January 2001. Mr. Sanfilippo became a director of our company in August 1999. He served as Senior Vice President Sales and Marketing from August 1999 to January 2001 and as General Manager West Coast Operations from September 1991 to September 1993. He served as Vice President West Coast Operations and Sales from October 1993 to September 1995. He served as Vice President Sales and Marketing from October 1995 to August 1999. On May 8, 2006, our company’s Board of Directors approved a succession plan to be finalized and adopted at the Board of Directors meeting being held on November 6, 2006. Mr. Sanfilippo’s new title will be “Chief Executive Officer” upon adoption. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, the nephew of Mathias A. Valentine, a director of our company, the brother of Jasper B. Sanfilippo, Jr., an executive officer and director, the cousin of Michael J. Valentine, an executive officer and director, and James A. Valentine, an executive officer. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a director of our company.

Timothy R. Donovan, Director, age 50 — In March 2004, Mr. Donovan became a member of the board of directors of Tenneco Inc. (formerly known as Tenneco Automotive Inc.), one of the world’s largest producers of emissions control and ride control systems and products for the automotive industry. Mr. Donovan began serving as Tenneco’s Senior Vice President and General Counsel in August 1999. In December 2001, Mr. Donovan was promoted to Executive Vice President and General Counsel, where he served through July 2005. In addition to these positions, Mr. Donovan assumed the responsibility of Managing Director of Tenneco’s International Group from May 2001 to October 2004, which additional responsibility was transitioned to Managing Director-Asia Pacific from October 2004 through July 2005, with responsibility for Australia, New Zealand, Asia and the Japanese original equipment business. In July 2005, Mr. Donovan was promoted to Tenneco’s Executive Vice President-Strategy and Business Development and General Counsel. Mr. Donovan was elected as a member of our Board of Directors in October 1999 and serves as the chairman of the Audit Committee and as a member of the CNG Committee. Mr. Donovan is a nephew by marriage of Mr. Jasper B. Sanfilippo, an executive officer and director of our company and Mr. Mathias A. Valentine, a director of our company, and the first cousin by marriage of Jasper B. Sanfilippo, Jr., Jeffrey T. Sanfilippo, Michael J. Valentine and James A. Valentine, each of whom is an executive officer and certain of whom are also directors. Mr. Donovan was a partner in the law firm of Jenner & Block LLP from 1989 until his resignation in September 1999, and from approximately 1997 through 1999 served as the Chairman of the firm’s Corporate and Securities Department and as a member of its Executive Committee. Mr. Donovan joined Jenner & Block LLP in 1982 after serving as a staff trial attorney at the Chicago District Counsel’s Office of the Internal Revenue Service.
Jasper B. Sanfilippo, Jr., Executive Vice President Operations and Director, age 38 — Mr. Sanfilippo was appointed as a member of the Board of Directors in December 2003 upon the recommendation of our senior management and the unanimous approval of the Board of Directors. Mr. Sanfilippo has been employed by us since 1992 and in 2001 was named Executive Vice President Operations, retaining his position as Assistant Secretary, which he assumed in December 1995. He became our Senior Vice President Operations in August 1999 and served as Vice President Operations between December 1995 and August 1999. Prior to that, Mr. Sanfilippo was the General Manager of our Gustine, California facility beginning in October 1995, and from June 1992 to October 1995 he served as Assistant Treasurer and worked in our Financial Relations department. On May 8, 2006, our company’s Board of Directors approved a succession plan to be finalized and adopted at the Board of Directors meeting being held on November 6, 2006. Mr. Sanfilippo’s new title will be “Chief Operating Officer and President” upon adoption. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, our Chairman and Chief Executive Officer, the nephew of Mathias A. Valentine, a member of the Board of Directors, the brother of Jeffrey T. Sanfilippo and the cousin of Michael J. Valentine, both of whom are executive officers and members of the Board of Directors, and James A. Valentine, one of our executive officers. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a member of our Board of Directors.
CORPORATE GOVERNANCE
On June 21, 2004, Jasper B. Sanfilippo, his spouse Marian Sanfilippo and their five children (two of whom are directors and executive officers of our company) jointly filed Schedule 13D indicating their intention to act together as a group. This group beneficially owns shares entitled to cast 52.2% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). Accordingly, under Nasdaq Marketplace Rule 4350(c)(5), we qualify as a “controlled company.” In accordance with the provisions of the Nasdaq rules applicable to controlled companies, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee comprised solely of independent directors, or (iii) a compensation committee comprised solely of independent directors. Nevertheless, our CNG Committee is comprised solely of independent directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
Board Operations
Our Board of Directors met eight times during fiscal 2006. All directors attended at least 75% of such meetings and the committees of the Board of Directors on which they served, and all directors attended the 2005 annual meeting of stockholders. Standing committees of the Board of Directors include the Audit Committee and the CNG Committee. The Audit Committee and CNG Committee have each adopted a charter which governs their activities. These committee charters are available on our website at www.jbssinc.com.
Audit Committee
The Audit Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance activities. The Audit Committee also has sole authority to retain and terminate the independent auditor that audits our annual consolidated financial statements, evaluates the independence of the auditors, and arranges with the auditors the scope of the audit to be undertaken by them. In addition, this committee reviews our audited financial statements with management and the independent auditors, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in our proxy statement. Further, the Audit Committee reviews related party transactions for potential conflict of interest situations and makes inquiries as to whether such transactions would stand the test of competitive bids or arms length negotiations with an independent party. The Audit Committee is comprised of Timothy R. Donovan, Daniel M. Wright and Gov. Jim Edgar. The Audit Committee held seven meetings during fiscal 2006. The Board of Directors has determined that (i) each member of the Audit Committee is an “independent director” as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules, (ii) each member of the Audit Committee is “independent” for purposes of Section 10A of the Exchange Act, and (iii) Mr. Donovan, the chair of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “Commission”). In addition, the Board of Directors has determined that Mr. Wright also qualifies as an audit committee financial expert as defined by the Commission.
Compensation, Nominating and Corporate Governance Committee
On April 28, 2004, the Board of Directors approved the termination of the Compensation Committee and the creation of the CNG Committee. As a controlled company, we are not required to maintain an independent committee overseeing our compensation, nominating and corporate governance policies and practices. However, as a matter of good corporate governance, the Board of Directors has determined that our best interests are served by adopting such practices.
The CNG Committee reviews and makes recommendations to the Board of Directors with respect to the salaries, bonuses and other compensation of officers and other executives, including matters relating to stock options, which are determined by the entire Board of Directors. In addition to the duties of the previously active Compensation Committee, the CNG Committee screens candidates considered for election to the Board of Directors. The CNG Committee makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and takes a leadership role in shaping our system of corporate governance. As part of its duties, the CNG Committee assesses the size, structure and composition of the Board of Directors and committees of the Board, coordinates evaluation of Board performance and reviews Board compensation.
The CNG Committee is comprised of Gov. Jim Edgar, Chairman, Daniel M. Wright and Timothy R. Donovan. Each member of the CNG Committee is an independent director as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules. The CNG Committee held five meetings during fiscal 2006.
Stockholder Communication with Directors
We recognize the importance of providing our stockholders with the ability to communicate with members of the Board of Directors. Accordingly, we have established a policy for stockholder communications with directors. This policy is not intended to cover communications of complaints regarding accounting or auditing matters, with respect to which we have established the “Anonymous Incident Reporting System for Accounting and Auditing Matters,” which is posted on our website at www.jbssinc.com. Stockholders wishing to communicate with the Board of Directors as a whole, or with certain directors individually, may do so by sending a written communication to the following address:

John B. Sanfilippo & Son, Inc.
Stockholder Communications with Directors
Attn: Corporate Secretary
2299 Busse Road
Elk Grove Village, IL 60007
Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder and eligibility to submit such communication. Each such communication will be received for handling by our Secretary for the sole purpose of determining whether the contents represent a communication to the Board of Directors or an individual director. The Secretary will maintain originals of each communication received and provide copies to the addressee(s) and any appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder. The Board of Directors or the applicable individual director may elect to respond to the communication as each deems appropriate.
Director Attendance at Meetings
It is expected that each member of the Board of Directors will be available to attend all regularly scheduled meetings of the Board and any committees on which the director may serve, as well as our annual meeting of stockholders, after taking into consideration the director’s other business and professional commitments, including service on the boards of other companies. Each director is expected to make his or her best effort to attend all special Board and Committee meetings.
DIRECTOR NOMINATIONS
Director Qualifications
While there is no single set of characteristics required to be possessed by each member of the Board of Directors, the CNG Committee will consider whether to nominate a candidate for director based on a variety of criteria, including: (i) the candidate’s personal integrity; (ii) whether the candidate has demonstrated achievement in one or more forms of business, professional, governmental, communal, scientific or educational endeavor sufficient to enable the candidate to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing our company; (iii) the level of familiarity of the candidate with our business and competitive environment; (iv) the ability of the candidate to function effectively in an oversight role; (v) the candidate’s understanding of the issues affecting public companies of a size and complexity commensurate with our business; and (vi) whether the candidate has, and is prepared to devote, adequate time to the Board of Directors and its committees. Under exceptional and limited circumstances, the CNG Committee may approve the candidacy of a candidate notwithstanding the foregoing criteria if the CNG Committee believes the service of such nominee is in our best interests and those of our stockholders. In addition, the CNG Committee will ensure that:
•	at least three of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which our common shares are listed for trading;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the principal stock market on which our common shares are listed for trading;

•	at least one of the directors qualifies as an audit committee financial expert under the rules of the Commission; and

•	at least some of the independent directors have experience as senior executives of a public or substantial private company.
From time to time, the CNG Committee may engage a third party for a fee to assist in identifying potential director candidates.

Nominations of Directors by Stockholders
The CNG Committee does not solicit, but will consider, nominees for director submitted by holders of our Common Stock and Class A Stock. The CNG Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it uses for all other candidates.
Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the CNG Committee care of the Corporate Secretary, John B. Sanfilippo & Son, Inc., 2299 Busse Road, Elk Grove Village, Illinois 60007. In addition to demonstrating the nominee’s compliance with the criteria set forth above, all director nominations submitted by our stockholders must provide all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, along with a statement of any relationship between the nominating stockholder and the nominee, the number of shares of stock owned by the nominating stockholder, and the length of time such shares have been held. To be considered, the submission must be received by us on or before the date applicable for stockholder proposals pursuant to Rule 14a-8 under the Exchange Act, as described below.
AUDIT COMMITTEE REPORT
Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed the auditors’ independence with the independent auditors. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2006 and filed with the Commission.
Respectfully submitted by the members of the Audit Committee of the Board of Directors.
Timothy R. Donovan, Chairman
Daniel M. Wright
Governor Jim Edgar
The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation of Directors
During fiscal 2006, compensation to directors who were not employees of our company was paid at the rate of $30,000 per year plus $1,500 for each Board meeting attended, $1,000 for each telephonic meeting of the Board of Directors in which they participated, $1,500 for each committee meeting attended and $1,000 for each telephonic committee meeting in which they participated. In addition, the Audit Committee Chairman received $10,000 and the CNG Committee Chairman received $5,000. Effective during the second quarter of fiscal 2006, director compensation was increased to the aforementioned amounts. Directors are also reimbursed for their expenses incurred in attending such meetings. Directors who are employees of our company receive no additional compensation for their services as directors.
Under the 1998 Equity Incentive Plan, as amended (the “1998 Plan”), a director who is not an employee of our company, our subsidiary, or any of their affiliates (an “Outside Director”) is granted an option to purchase 1,000 shares of Common Stock on the date of his or her election to the Board of Directors, and on each date of his or her re-election to the Board of Directors. Although Mathias A. Valentine is an Outside Director, he is not currently eligible to participate in the 1998 Plan. Options granted to Outside Directors under the 1998 Plan are granted at an exercise price equal to the Fair Market Value (as defined in the 1998 Plan) of a share of Common Stock on the date of grant. Options granted to Outside Directors will become exercisable in equal increments of 250 shares of Common Stock on the first four anniversaries of the date of grant and expire 10 years following the date of grant. On October 25, 2005, Mr. Wright, Mr. Donovan and Gov. Edgar each were granted an option to purchase up to 1,000 shares of Common Stock at an exercise price of $18.03 per share under the 1998 Plan.
The aggregate compensation paid to non-employee directors during fiscal 2006 was $198,719, as detailed in the following table:

			Committee
	Total	Cash	Chairman	Meeting	Stock
	Compensation	Retainer	Retainer	Fees	Options(1)
Director	$	$	$	$	$

Timothy R. Donovan(2)	70,573	29,000	8,750	22,500	10,323
Governor Jim Edgar(3)	66,823	29,000	5,000	22,500	10,323
Daniel M. Wright(4)	43,323	22,500	0	10,500	10,323
Mathias A. Valentine(5)	18,000	15,000	0	3,000	0

	198,719	95,500	13,750	58,500	30,969

(1)	The Black-Scholes option pricing model was used to estimate the grant date fair value assuming: (i) a weighted average expected volatility of approximately 54.6%; (ii) an expected dividend yield of 0%; and (iii) a weighted average risk-free interest rate of 4.44%. Additionally, an expected option term of approximately 6.25 years, representing the period of time that options granted are expected to be outstanding was determined using the simplified method. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

(2)	As of June 29, 2006 Mr. Donovan had 4,500 stock options outstanding.

(3)	As of June 29, 2006 Gov. Edgar had 7,000 stock options outstanding.

(4)	As of June 29, 2006 Mr. Wright had 1,000 stock options outstanding.

(5)	Mr. Valentine retired as our President on January 3, 2006. At that time, he became entitled to the compensation paid to our non-employee directors, except that Mr. Valentine is not currently eligible to participate in the 1998 Plan.

Executive Compensation
The following table sets forth a summary of compensation for services rendered to us in all capacities during the fiscal year ended June 29, 2006, the fiscal year ended June 30, 2005 and the fiscal year ended June 24, 2004, paid to or accrued for (i) our Chief Executive Officer, and (ii) each of our five additional most highly compensated executive officers, including Mathias A. Valentine, who retired as our President on January 3, 2006 (collectively the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
					Awards
					Securities
					Underlying
Name and	Annual Compensation				Options		All Other
Principal Position	Year	Salary	Bonus	Other(1)	#	$	Compensation
Jasper B. Sanfilippo(4)	2006	$597,060	$0	$3,937	—	—	$184,638	(2)(3)
Chairman of the	2005	574,993	0	3,370	—	—	458,978
Board and Chief	2004	556,270	734,183	7,035	—	—	305,562
Executive Officer

Michael J. Valentine(6)	2006	$267,986	$0	$5,524	3,500	$28,725	$4,785	(5)
Executive Vice President	2005	252,154	0	4,519	5,000	38,273	5,585
Finance, Chief Financial	2004	216,923	277,888	7,502	—	—	6,635
Officer and Secretary

Jeffrey T. Sanfilippo(8)	2006	$267,986	$0	$2,064	3,500	$28,725	$4,015	(7)
Executive Vice President	2005	252,154	0	2,013	5,000	38,273	5,201
Sales and Marketing	2004	216,923	277,888	1,223	—	—	5,585

James A. Valentine(10)	2006	$267,986	$0	$6,018	3,500	$28,725	$4,149	(9)
Executive Vice President	2005	252,154	0	6,016	5,000	38,273	3,830
Information Technology	2004	216,923	277,888	6,014	—	—	3,448

Jasper B. Sanfilippo, Jr.(12)	2006	$267,986	$0	$6,005	3,500	$28,725	$4,785	(11)
Executive Vice President	2005	252,154	0	6,004	5,000	38,273	4,414
Operations	2004	216,923	277,888	6,004	—	—	756

Mathias A. Valentine(14)	2006	$197,739	$0	$1,808	—	—	$52,886	(13)
President (Retired)	2005	373,227	0	2,988	—	—	104,060
	2004	361,079	476,342	3,898	—	—	155,129

(1)	None of the Named Executive Officers received perquisites in excess of the lesser of $50,000 or 10% of the aggregate of such officer’s salary and bonus. The Other Annual Compensation reflected is our reimbursement to the named executives for the tax liability incurred by the named executives for a life insurance benefit as described in the subsequent footnotes.

(2)	Includes $147,225 of premiums paid by us under the amended split-dollar agreement with Jasper B. Sanfilippo covering certain joint and survivor life insurance policies issued on the joint lives of Jasper B. Sanfilippo and his spouse. Also includes $28,829 of life insurance premiums and $3,502 of matching contributions to the 401(k) Plan. During 2006, we paid $5,082 for the term portions of the split-dollar life insurance premiums of Mr. Sanfilippo.

(3)	On December 23, 2003, the ownership of certain joint and survivor life insurance policies under equity collateral assignment arrangements was transferred from Jasper B. Sanfilippo and Mathias A. Valentine to us. Prior to December 23, 2003, Jasper B. Sanfilippo and Mathias A. Valentine were the owners of these policies and we paid the annual insurance premiums in exchange for a collateral assignment of the death benefit under such policies in an amount equal to the cumulative premiums paid. Following the transfer of ownership of these policies to us, the collateral assignments were released and these arrangements were converted into non-equity endorsement arrangements whereby, upon the death of the insured, we will receive the proceeds from the death benefit under the policies up to the amount of the cumulative premiums paid for such policies, and the beneficiaries named by the insured receive any remaining death benefit.

(4)	During fiscal 2006, our company adopted the John B. Sanfilippo & Son, Inc. Supplemental Retirement Plan. (the “SERP”), which compensates participants based upon, among other things, years of service (including years of service with the company prior to the SERP’s adoption). As of June 29, 2006, Jasper B. Sanfilippo was credited with 52 years of service under the plan. The change in the actuarial present value of the benefits provided pursuant to the SERP due to the additional year of service earned from June 30, 2005 to June 29, 2006 for Jasper B. Sanfilippo was $94,978. As of June 29, 2006, the present value of the total accrued benefits pursuant to the SERP for Jasper B. Sanfilippo was $4,829,438.

(5)	Includes $3,760 of matching contributions to the 401(k) Plan and $1,025 of life insurance premiums paid by us for fiscal 2006.

(6)	As of June 29, 2006, Michael J. Valentine was credited with 19 years of service under the SERP. The change in the actuarial present value of the benefits provided pursuant to the SERP due to the additional year of service earned from June 30, 2005 to June 29, 2006 for Michael J. Valentine was $47,532. As of June 29, 2006, the present value of the total accrued benefits pursuant to the SERP for Michael J. Valentine was $279,360.

(7)	Includes $2,990 of matching contributions to the 401(k) Plan and $1,025 of life insurance premiums paid by us for fiscal 2006.

(8)	As of June 29, 2006, Jeffrey T. Sanfilippo was credited with 15 years of service under the SERP. The change in the actuarial present value of the benefits provided pursuant to the SERP due to the additional year of service earned from June 30, 2005 to June 29, 2006 for Jeffrey T. Sanfilippo was $32,356. As of June 29, 2006, the present value of the total accrued benefits pursuant to the SERP for Jeffrey T. Sanfilippo was $176,742.

(9)	Includes $3,124 of matching contributions to the 401(k) Plan and $1,025 of life insurance premiums paid by us for fiscal 2006.

(10)	As of June 29, 2006, James A. Valentine was credited with 19 years of service under the SERP. The change in the actuarial present value of the benefits provided pursuant to the SERP due to the additional year of service earned from June 30, 2005 to June 29, 2006 for James A. Valentine was $32,620. As of June 29, 2006, the present value of the total accrued benefits pursuant to the SERP for James A. Valentine was $185,991.

(11)	Includes $3,760 of matching contributions to the 401(k) Plan and $1,025 of life insurance premiums paid by us for fiscal 2006.

(12)	As of June 29, 2006, Jasper B. Sanfilippo, Jr. was credited with 15 years of service under the SERP. The change in the actuarial present value of the benefits provided pursuant to the SERP due to the additional year of service earned from June 30, 2005 to June 29, 2006 for Jasper B. Sanfilippo, Jr. was $20,698. As of June 29, 2006, the present value of the total accrued benefits pursuant to the SERP for Jasper B. Sanfilippo, Jr. was $110,537.

(13)	Includes $27,338 of premiums paid by us under the amended split-dollar agreement with Mathias A. Valentine covering certain joint and survivor life insurance policies issued on the joint lives of Mathias A. Valentine and his spouse. Also includes $15,562 of life insurance premiums. During 2006, we paid $9,986 for the term portions of the split-dollar life insurance premiums of Mathias A. Valentine. Mathias A. Valentine retired from our company on January 3, 2006.

(14)	As of June 29, 2006, Mathias A. Valentine was credited with 44 years of service under the plan. The change in the actuarial present value of the benefits provided pursuant to the SERP due to the additional year of service earned from June 30, 2005 to June 29, 2006 for Mathias A. Valentine was $39,410. As of June 29, 2006, the present value of the total accrued benefits pursuant to the SERP for Mathias A. Valentine was $2,516,628. Mathias A. Valentine retired from our company on January 3, 2006. To date, Mathias A. Valentine has received $191,384 in payments under the SERP.

Option Grant Table
The following table sets forth certain information concerning the grant of stock options made to each of the Named Executive Officers during fiscal 2006.
OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants

		% of Total
		Options
		Granted to	Exercise
	Options	Employees in	Price	Expiration	Grant Date
Name	Granted (#)(1)	Fiscal Year (2)	($/Share)	Date	Present Value $(3)
Jasper B. Sanfilippo	—	—	—	—	—
Michael J. Valentine	3,500	5.3	20.306	8/29/10	28,725
Jeffrey T. Sanfilippo	3,500	5.3	20.306	8/29/10	28,725
James A. Valentine	3,500	5.3	20.306	8/29/10	28,725
Jasper B. Sanfilippo, Jr.	3,500	5.3	20.306	8/29/10	28,725
Mathias A. Valentine(4)	—	—	—	—	—

(1)	All options: (i) are incentive stock options; (ii) have an exercise price equal to 110% of the fair market value on the date of the grant; (iii) have a 5-year term; (iv) vest at 25% annually commencing on the first anniversary of the date of the grant and become fully exercisable on the fourth anniversary of the date of the grant; and (v) expire if the individual’s employment with the company terminates.

(2)	Based on a total of 66,000 shares subject to options granted to employees under our 1998 Equity Incentive Plan in fiscal 2006.

(3)	The Black-Scholes option pricing model was used to estimate the grant date fair value assuming: (i) a weighted average expected volatility of approximately 58.4%; (ii) an expected dividend yield of 0%; (iii) a weighted average risk-free interest rate of 4.07%; and (iv) an exercise price equal to 110% of the stock price on the date of the grant. Additionally, an expected option term of approximately 3.75 years, representing the period of time that options granted are expected to be outstanding was determined using the simplified method. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

(4)	Mr. Valentine retired from our company on January 3, 2006.

Option Exercises and Holdings
The following table sets forth the certain information regarding option exercises during fiscal 2006 by each of the Named Executive Officers and the number and value of securities underlying options held by each of the Named Executive Officers at June 29, 2006.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

			Number of Unexercised	Value of Unexercised in the
	Shares		Options at Fiscal-Year	Money Options at
	Acquired on		End (#)	Fiscal-Year End($)
Name	Exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Jasper B. Sanfilippo	—	—	—	—
Michael J. Valentine	—	—	1,250/7,250	$0/0
Jeffrey T. Sanfilippo	—	—	1,250/7,250	$0/0
James A. Valentine	—	—	1,250/7,250	$0/0
Jasper B. Sanfilippo, Jr.	—	—	1,250/7,250	$0/0
Mathias A. Valentine(1)	—	—	—	—

(1)	Mr. Valentine retired from our company on January 3, 2006.
Incentive Compensation Program
Under the Incentive Bonus Program in effect for fiscal 2005, cash bonuses were awarded based on our earnings per share and varied according to each qualifying employee’s job category. There were no bonuses paid in fiscal 2005 under the Incentive Bonus Program because our earnings per share were below the levels specified in the Incentive Bonus Program. For fiscal 2004, we paid aggregate bonuses under the Incentive Bonus Program of $4,192,127 in August 2004.
On August 25, 2005, the CNG Committee approved an Incentive Compensation Program to provide qualifying employees, including executive officers, with cash bonuses. The Incentive Compensation Program was in effect for fiscal 2006. The Incentive Compensation Program replaced our Incentive Bonus Program which was established in 1997. The Incentive Compensation Program was developed with the assistance of an independent consulting firm which specializes in compensation matters. The purpose of this program is to attract, retain and reward leadership talent as well as align pay with our company’s performance. Under the Incentive Compensation Program, the level of incentive compensation was based upon achievement of goals related to the growth in net income, growth in revenue, return on average invested capital and employee safety. The payment of five percent of each eligible employee’s incentive compensation was discretionary which allows management to recognize exceptional performance or to detract for underperformance. The employees eligible to participate in the Incentive Compensation Program are divided into categories and the relative weighting of the factors is varied among the categories to reflect the relative importance of the factors to each employee category. Employee safety is only a factor for eligible operations employees. If our company’s performance on any factor is below the threshold performance levels, that portion of the incentive compensation will reduced, and if our company’s performance was below 80% of the goal for a particular factor, no incentive compensation will be earned with respect to that factor. If the 80% threshold is not achieved for the net income growth factor, then no incentive compensation will be awarded regardless of the performance on the other determining factors. There were no bonuses paid in fiscal 2006 under the Incentive Compensation Program because our net income growth factors in the Incentive Compensation Program were not achieved. With the assistance of an independent consulting firm hired by the CNG Committee, the CNG Committee is currently reviewing the Incentive Compensation Program for fiscal 2007.
Supplemental Retirement Plan

On August 25, 2005, the CNG Committee approved the terms of the John B. Sanfilippo & Son, Inc. Supplemental Retirement Plan (the “SERP”) covering certain executive officers of the company. The purpose of the SERP is to provide unfunded, non-qualified deferred compensation benefits upon retirement, disability or death to a select group of management and key employees of our company. Participants with at least five years of employment are eligible to receive monthly benefits from the SERP after separating from service with the company, provided such participant’s employment is not terminated for “cause” as defined in the SERP.
The CNG Committee approved the following executive officers of the company as participants in the SERP, effective as of August 25, 2005: Jasper B. Sanfilippo, Mathias A. Valentine, Michael J. Valentine, Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and James A. Valentine.
The estimated annual benefit levels under the SERP are based on earnings, and years of service (including years of service with the company prior to the SERP’s adoption) at age 65:
Years Employed by the Company

Average Earnings	5	10	15	20	25 and beyond

$200,000	$25,000	$50,000	$75,000	$100,000	$100,000
$400,000	$50,000	$100,000	$150,000	$200,000	$200,000
$600,000	$75,000	$150,000	$225,000	$300,000	$300,000
$800,000	$100,000	$200,000	$300,000	$400,000	$400,000
$1,000,000	$125,000	$250,000	$375,000	$500,000	$500,000
$1,200,000	$150,000	$300,000	$450,000	$600,000	$600,000
$1,400,000	$175,000	$350,000	$525,000	$700,000	$700,000
Years of service under the SERP at age 65 for Michael J. Valentine, Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and James A. Valentine would be 37, 37, 41 and 43, respectively. Jasper B. Sanfilippo and Mathias A. Valentine have already reached the age of 65 and have 52 and 44 years of service with the company, respectively.
Jasper B. Sanfilippo will begin to receive benefits upon his retirement. Mathias A. Valentine retired on January 3, 2006 and has begun to receive benefits pursuant to the SERP. The final benefit received is contingent upon the participant’s year of retirement and their highest consecutive 5-year average base annual salary and bonus earned during their final 10 years of service.
If a participant in the SERP separates from service on or after age 65, benefits will be payable to the participant for life. The monthly installments will be paid at a rate equal to (a) one-twelfth of 50% of the participant’s highest consecutive 5-year average annual base salary and bonus earned during the participant’s final 10 years of service, multiplied by (b) the number of full years employed by the company divided by the greater of (i) 20 or (ii) the number of full years the participant would have been employed if he had been employed by the company from his hire date through attainment of age 65 (which quotient shall not exceed 1.0). In the event the participant’s benefits commence after his attainment of age 65, his benefit will be the greater of the actuarial equivalent of the benefit which would have been payable at age 65 or the benefit as otherwise determined under the SERP at the time of benefit commencement. Two of the participants in the SERP have already reached age 65. If the participant has a beneficiary (the beneficiary being determined at the time benefits commence), the benefits will be in the form of a joint and 100% contingent annuitant benefit, which is the actuarial equivalent of the participant’s life-only benefit. If a participant separates from service prior to age 65 and has achieved ten years of service, certain early reduced retirement benefits may be available. Payments under the SERP are subject to a deduction for social security and other offset amounts. The SERP participants are responsible for their portion of such payments.

JOINT REPORT OF THE BOARD OF DIRECTORS AND THE CNG COMMITTEE
ON EXECUTIVE COMPENSATION
Executive Compensation Principles
Our Executive Compensation Program is currently overseen by the CNG Committee. The Executive Compensation Program is based on principles designed to align executive compensation with our company’s objectives, management initiatives and business financial performance. In making decisions with respect to executive compensation, the Board of Directors and the CNG Committee apply the following key principles, among others:
•	Total compensation should be comparable to that paid by our company’s primary competitors, to enable our company to attract and retain key executives critical to our success;

•	Our company should reward executives for long-term strategic management and the enhancement of stockholder value; and

•	Our company should support a performance-oriented environment that rewards performance based on our company’s performance, as measured annually, with an emphasis on earnings per share and other performance metrics.
Overview of Fiscal 2006 Executive Compensation Program
Our total compensation program for our executive officers in fiscal 2006 consists of both cash and, except with respect to Jasper B. Sanfilippo and Mathias A. Valentine, equity based compensation. Each executive officer’s annual cash compensation consists of a base salary, eligibility for matching contributions to the 401(k) Plan and eligibility for an annual bonus under the Incentive Compensation Program. In addition, we provide life insurance (including split-dollar life insurance) for certain executive officers. In establishing executive officer compensation, the CNG Committee determines the level of base salary for key executive officers, including the Chief Executive Officer, and a base salary range for other executive officers. The CNG Committee generally determines such salary or salary range based on a number of factors and criteria, including the salaries paid by us to our executive officers during the immediately preceding year, the rate of inflation, our performance during the immediately preceding fiscal year, the performance of the executive officer during the immediately preceding fiscal year and the salaries paid to the executive officers of certain other companies engaged in the food or agricultural commodity business with annual sales of less than $1.0 billion and public companies of comparable size in other industries (the “Compensation Comparison Group”). For 2006 and beyond, the CNG Committee has determined that the Compensation Comparison Group will be expanded to include public companies of comparable size in other industries to provide a broader representation of compensation practices at similarly situated companies. The weight and importance given each year to the foregoing factors, the individual components of each factor, and the decision whether to consider additional factors lies within the subjective discretion of the CNG Committee. The compensation levels of our executive officers are generally below compensation levels that would be affected by the limitations on the deduction of executive salaries imposed by Section 162(m) of the Code (“Section 162(m)”). However, the CNG Committee recognizes the need to retain flexibility to make compensation decisions that may not meet the Section 162(m) limitations when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the CNG Committee may determine that approving non-deductible compensation in appropriate circumstances is in our best interests. The 1998 Plan provides for certain limits, consistent with Section 162(m) and the regulations promulgated thereunder, on the maximum number of shares of Common Stock subject to options that may be granted to any grantee in any one calendar year.
Fiscal 2006 Executive Compensation
Our fiscal 2006 year consisted of the fifty-two week period ended June 29, 2006. Our fiscal 2005 year consisted of the fifty-three week period ended June 30, 2005. Our fiscal 2004 year consisted of the fifty-two week period ended June 24, 2004.

The base salaries and salary ranges for our executive officers are generally determined at the first meeting of the CNG Committee and Board of Directors of the fiscal year. Accordingly, fiscal 2006 base salaries and salary ranges include one-half year of amounts set as of the beginning of calendar 2006.
The CNG Committee primarily based calendar 2004, 2005 and 2006 salaries and salary ranges of our executive officers, including the Chief Executive Officer, on the salaries paid to such executive officers in 2003, 2004 and 2005, respectively. For calendar 2004 and 2005, such base salaries and salary ranges were generally increased by a percentage slightly greater than the percentage change in the Consumer Price Index in 2003 and 2004, respectively. The exception to the salary adjustments was the Chief Executive Officer and President whose base salaries in 2005 remained the same as their respective salaries at the end of 2004. 2006 compensation was based on market competitive compensation data provided by a consultant with expertise in this area. The CNG Committee did not use the salaries of executive officers of the Compensation Comparison Group to establish base salaries and salary ranges for our executive officers, including the Chief Executive Officer, but did compare its determination of such salaries and salary ranges against the base salaries reported for executive officers of the Compensation Comparison Group as an independent measure of reasonableness. The calendar 2004, 2005 and 2006 base salaries for our executive officers set by the CNG Committee were, in general, at the low to medium ranges when compared to the base salaries of the Compensation Comparison Group executives. However, the CNG Committee does not currently have an established policy with regard to the salaries and salary ranges of our executive officers, including the salary of the Chief Executive Officer, relative to the salaries paid to the Compensation Comparison Group executive officers.
Incentive compensation for our executive officers for fiscal 2006 was considered in accordance with the Incentive Compensation Program. Under the Incentive Compensation Program in effect for fiscal 2006, cash bonuses would have been awarded based on factors such as net income growth, revenue growth, return on average invested capital, and the safety-incident rate, and varied according to each qualifying employee’s job category. There is a discretionary five percent factor that management could award or detract for individual performance. No bonuses were paid to our executive officers under the Incentive Compensation Program for fiscal 2006. We paid bonuses to our executive officers under the Incentive Bonus Program of $0 and $3,101,711, in the aggregate, for fiscal 2005 and fiscal 2004, respectively. The CNG Committee replaced the Incentive Bonus Program with an Incentive Compensation Program on August 25, 2005. The Incentive Compensation Program is in effect for fiscal 2007, but the various factors used to determine bonuses are still under review (see “Compensation of Directors and Executive Officers”).
We provide long-term incentives to our executive officers through our stock option plans. Through the award of stock option grants, the objective of aligning executive officers’ long-range interests with those of our stockholders is met by providing the executive officers with the opportunity to build a meaningful stake in our company. In fiscal 2006, fiscal 2005 and fiscal 2004, the Board of Directors awarded stock options under the 1998 Plan to certain of our executive officers (other than Jasper B. Sanfilippo and Mathias A. Valentine, who are not currently eligible to participate in the 1998 Plan).
Executive officers are eligible to participate in our 401(k) Plan, and may receive company matching contributions. Executive officers as a group had $37,030, $51,761 and $55,924 contributed as matching funds under the 401(k) Plan for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. We provide certain executive officers with life insurance. We also maintain split-dollar life insurance policies on the joint lives of Jasper B. Sanfilippo and his spouse, and Mathias A. Valentine and his spouse (see “Executive Compensation — Summary Compensation Table”). In December 2003, the ownership of certain of these policies was transferred to us and all existing equity collateral assignment arrangements were converted into non-equity endorsement arrangements.
The CNG Committee and the Board of Directors believe that their respective grants of compensation awards will produce significant long-term compensation for periods when our performance objectives are met.
Fiscal 2006 Chief Executive Officer Compensation
The Chief Executive Officer’s fiscal 2006 base salary remained fixed at $603,130. The Chief Executive Officer’s fiscal 2006 base salary was well within the range of the base salaries of chief executive officers of the companies in the Compensation Comparison Group. Gov. Jim Edgar, John W.A. Buyers and Timothy R. Donovan, as the non-employee directors on the CNG Committee at the beginning of fiscal 2006 utilized their broad knowledge of executive pay practices in the food industry to establish the Chief Executive Officer’s base salary. The Chief Executive Officer was awarded a bonus of $0, $0 and $734,183 for fiscal 2006, fiscal 2005 and fiscal 2004, respectively, pursuant to the formulas established for him under the Incentive

Compensation Program and the Incentive Bonus Program as described above. In fiscal 2006, we also provided the Chief Executive Officer with life insurance, split-dollar life insurance and a supplemental retirement plan as described in greater detail above.

CNG Committee	Board of Directors
Governor Jim Edgar, Chairman	Jasper B. Sanfilippo
Daniel M. Wright	Mathias A. Valentine
Timothy R. Donovan	Michael J. Valentine
Jeffrey T. Sanfilippo
Jasper B. Sanfilippo, Jr.
Governor Jim Edgar
Daniel M. Wright
Timothy R. Donovan
The Report of the CNG Committee on Executive Compensation above and the Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH
The following Performance Graph compares the cumulative total stockholder return on our Common Stock for the period from June 29, 2000 to June 29, 2006 with the cumulative total return of the Standard & Poor’s 500 stock index and a peer group of companies (the “Peer Group”) which was selected by us for purposes of this comparison and identified below.
TOTAL RETURN INDEX

(1)	Assumes $100 was invested on June 29, 2000 in our Common Stock, S&P 500 Index and Peer Group, and dividends were reinvested.

(2)	The Peer Group selected by us is comprised of the following companies: J&J Snack Foods, Lance, Inc., Sensient Technologies Corp. and Tootsie Roll Industries, Inc. The Peer Group was selected by us in good faith based upon similarities in the nature of the business of the companies, total revenues and seasonality of business of the companies.

COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
AND CERTAIN TRANSACTIONS
Gov. Edgar, Mr. Wright and Mr. Donovan currently serve on the CNG Committee. None of these individuals is or has been an officer or associate of the company.
CERTAIN TRANSACTIONS
Below is a summary of certain transactions between us and our directors or executive officers, or persons with whom they are related or entities in which they have an interest. Our company has adopted a formal written policy regarding the review and approval of related party transactions. In accordance with this policy, our Audit Committee must review all such transactions, and may approve related party transactions if our Audit Committee determines that they are on terms, including levels of service and quality, that are at least as favorable to the company as could be obtained from unaffiliated parties. In addition, our Board at its election may designate a special committee of independent directors to review and approve other related party transactions. Our Audit Committee and any special committee may engage advisors to assist it in making the required evaluation of the terms of the proposed transactions. With the exception of the employment arrangements, all transactions outlined below have been approved by our Audit Committee. The transactions were entered into on terms, including levels of service and quality, which we believe to be at least as favorable to us as could be obtained from unaffiliated parties.
Sales of Property and Lease Arrangements
In order to facilitate the facility consolidation project, the company’s Board of Directors appointed an independent board committee to explore alternatives with respect to the company’s existing leases for the properties owned by two related party partnerships. After negotiations with the partnerships, the independent committee approved several proposed transactions. Subsequently, the Company entered into several agreements with the partnerships in order to facilitate, among other things, the following transactions.
During a portion of fiscal 2006 we continued to lease under the terms of our existing lease agreement a warehousing and retail facility in Des Plaines, Illinois (the “Des Plaines Facility”) from a land trust in which the sole beneficiary is the 300 East Touhy Limited Partnership (the “Touhy Partnership”). The general partner of the Touhy Partnership is Touhy Properties, Inc. The shareholders of Touhy Properties, Inc. and the limited partners of the Touhy Partnership include Jasper B. Sanfilippo and Mathias A. Valentine (both of whom are stockholders, directors and in the case of Mr. Sanfilippo, an executive officer of our company, their respective spouses (Marian Sanfilippo and Mary Valentine), Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo), Rosalie Sanfilippo (Mr. Sanfilippo’s mother) and Rita Zadurski (Ms. Laketa’s daughter). The Touhy Partnership sold this facility to an unrelated third party in March 2006. Our company’s lease was terminated at that time with no penalty or cost to our company. We paid $213,819 of lease payments and paid approximately $357,000 of real estate taxes and insurance premiums during fiscal 2006.
During fiscal 2006, we continued to lease, under the terms of our existing lease agreement, our production and office facilities at 2299 Busse Road, Elk Grove Village, Illinois (the “Busse Road Facility”) from a land trust (the “Busse Land Trust”) that owns the Busse Road Facility. The sole beneficiary of the Busse Land Trust is the Arthur/Busse Limited Partnership (the “Busse Partnership”). The general partner of the Busse Partnership is Arthur/Busse Properties, Inc. The shareholders of Arthur/Busse Properties, Inc. and the limited partners of the Busse Partnership are Jasper B. Sanfilippo, Marian Sanfilippo, Mathias A. Valentine, Mary Valentine, Anne Karacic, Rose Laketa and Rosalie Sanfilippo. We paid $1.02 million of lease payments during fiscal 2006 and $35,689 of lease payments in fiscal 2007 prior to the sale. Additionally, we paid approximately $129,000 of real estate taxes and insurance premiums during fiscal 2006.
We constructed an addition to the Busse Road Facility that is situated on property owned by the Busse Land Trust and on property owned by us, which we purchased in 1989. In July 2006 we sold the portion of the facility we owned to the Busse Partnership for $2.0 million. The sale price was determined after extended arms-length negotiations between our company and the Busse Partnership. In July 2006 the Busse Partnership sold the Busse Road Facility to an unrelated third party. Our company’s lease was terminated at that time with no penalty or cost. We then entered into a lease arrangement with the unrelated third party, and will continue our lease with respect to the Busse Road Facility until such time as we are able to transfer production from the Busse Road Facility to our new facility in Elgin, Illinois.

Our company sold and leased back its facility located in Selma, Texas to the Busse Partnership and the Touhy Partnership in September 2006. We acquired the Selma, Texas facility in 1992. The sale price, which was determined by Joseph J. Blake and Associates, Inc., an independent appraiser, was $14.3 million. The term of the lease is ten years with three five year renewal options. Our company’s lease payment will be fixed at $109,052 per month through the fifth anniversary date at which time a lease payment adjustment will be made based on a Consumer Price Index Factor. This lease payment is based on $4.00 per rentable square foot which is the fair market value of such space. The lease payments for each of the five year renewal options are subject to an adjustment based on the prevailing market rate for similar property. Our company has the option to purchase the facility commencing on the fifth anniversary of the lease agreement and is irrevocable through any of the renewal periods. The purchase price shall be the greater of $14.3 million or ninety-five percent of the fair market value. Our company also has a right of first refusal provision to match any offer that may be made on the leased premises from a third party.
Prior to acquiring the Elgin, Illinois site being used for our facility consolidation project, the company and certain related party partnerships entered into a Development Agreement with the City of Elgin, Illinois (the “Development Agreement”) for the development and purchase of the land where a new facility could be constructed (the “Original Site”). The Development Agreement provided for certain conditions, including but not limited to the completion of environmental and asbestos remediation procedures, the inclusion of the property in the Elgin enterprise zone and the establishment of a tax incremental financing district covering the property. Our company fulfilled its remediation obligations under the Development Agreement during fiscal 2005. On February 1, 2006, our company and the related party partnerships entered into a termination agreement with the City of Elgin (the “City”) whereby the Development Agreement was terminated and the City became obligated to convey the property to our company and the partnerships within thirty days. The partnerships subsequently agreed to convey their respective interests in the Original Site to our company by quitclaim deed without consideration. On March 28, 2006, JBSS Properties, LLC (“JBSS LLC”), a wholly owned subsidiary of our company, acquired title to the Original Site by quitclaim deed, and JBSS LLC entered into an Assignment and Assumption Agreement (the “Agreement”) with the City. Under the terms of the Agreement, the City assigned to our company all the City’s remaining rights and obligations under the Development Agreement. The Company is currently marketing the Original Site to potential buyers.
Supplier, Vendor, Broker and Other Arrangements
During fiscal 2006, we purchased approximately $8.44 million of raw materials and $1.36 million of equipment, supplies and services from Clear Lam Packaging, Inc. (“Clear Lam”) an entity in respect of which Marian Sanfilippo is an officer and owns 11% of the outstanding stock. Jasper B. Sanfilippo, a stockholder, director and executive officer of our company, serves as a director of Clear Lam. The five children of Jasper B. Sanfilippo own the balance of Clear Lam either directly or as equal beneficiaries of a trust. All of the beneficiaries are directors of Clear Lam with two of the beneficiaries being officers of the entity. All five of the beneficiaries are stockholders of our company. Two of the beneficiaries of the trust are officers and directors of our company. We anticipate that we will continue to make such purchases from Clear Lam in fiscal 2007 and thereafter. During fiscal 2006, we leased 436 square feet of our Selma, Texas facility to Clear Lam on a month to month basis. Clear Lam paid a rental fee of $196.20 a month, a rate that was comparable to that of the other tenant (a non-related party) that leases space at the Selma, Texas facility. This lease arrangement was terminated in January 2006.
During fiscal 2006, we purchased approximately $425 thousand of raw materials and $257 thousand of supplies from JRC Color Corp. (“JRC”). We anticipate that we will continue to purchase raw materials and supplies from JRC in fiscal 2007. JRC is one third owned by Jerome Evon, the son-in-law of Jasper B. Sanfilippo.
During fiscal 2006, we compensated the following employees who are related to our directors or executive officers. Roseanne Christman, Director of Creative Services, is the sister-in-law of Timothy R. Donovan, a director of our company. Roseanne Christman’s total compensation for fiscal 2006 was $176,055 including $50,004 related to stock options exercised. Lisa Evon, Industrial Sales Manager, is the daughter of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, and the sister of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company. Lisa Evon’s total compensation for fiscal 2006 was $92,671. Edward J. Fabsits, Director of Thrift Store Operations, is the brother-in-law of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer. Edward J. Fabsits’ total compensation for fiscal 2006 was $74,969.

PROPOSAL 2:	RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine our consolidated financial statements for the fiscal year ending June 28, 2007 and to render other professional services as required, in accordance with our pre-approval policies and procedures described below. The Audit Committee and the Board of Directors, as a matter of company policy, are submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.
If the shareholders do not vote on an advisory basis in favor of the selection of PricewaterhouseCoopers LLP as our company’s independent auditors, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to shareholders. Even if the shareholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its sole discretion terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another independent auditor at any time during the year.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.
Aggregate fees billed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2006	2005
Audit Fees (1)	$951,600	$867,000	(4)
Audit Related Fees	—	—
Tax Fees (2)	110,500	201,300
All Other Fees (3)	6,500	26,000

Total	$1,068,600	$1,094,300

(1)	Comprised of the audits of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements, consents and assistance with review of documents filed with the SEC.

(2)	Comprised of services for tax compliance, tax planning, and tax service. Tax compliance services include the preparation of our federal and state income tax returns.

(3)	Comprised of advice to a special committee of the Audit Committee and the licensing of accounting software.

(4)	The actual amount paid in fiscal year 2005 is different than the amount included in last year’s proxy statement due to the variations in the timing of billing cycles.
Reports on our independent auditor’s projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is solely responsible for the engagement of our independent auditors. The Audit Committee has established pre-approval policies and procedures for engaging our independent auditors to perform all audit services and permitted non-audit services. The policies and procedures allow for either general pre-approval of designated services or specific pre-approval, depending on the type of service. All services not subject to the general pre-approval framework contained in the policy must be specifically pre-approved by the Audit Committee. Under the policies and procedures, the Audit Committee may delegate pre-approval responsibilities to its chairman or any other member or members. All of the Audit-Related Services, Tax Services and All Other Services described above were approved by the Audit Committee pursuant to our pre-approval policies and procedures.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending June 28, 2007.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the Nasdaq Stock Market, and to furnish us with copies of these forms. To our knowledge, based solely on our review of the copies of Forms 3, 4 and 5 submitted to us, we believe there were no instances of noncompliance with the filing requirements imposed by Section 16(a) of the Exchange Act during fiscal 2006 with respect to the foregoing persons.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for the fiscal year ended June 29, 2006 has been included in the mailing of this Proxy Statement. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
To be considered, the submission of a stockholder proposal for our 2007 annual meeting of stockholders must be received by a date not later than the 120th calendar day before the anniversary of the date the prior year’s annual meeting proxy statement was released to stockholders. Any stockholder proposal to be considered for inclusion in the proxy materials for our 2007 annual meeting of stockholders must be received at our principal executive offices no later than June 8, 2007 (or if the annual meeting date has changed by more than 30 days, a reasonable time before we begin to print and mail our proxy statement) and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
With respect to our 2007 annual meeting of stockholders, if we are not provided notice of a stockholder proposal by August 22, 2007 (which the stockholder has not previously sought to include in our proxy statement), the management proxies will be allowed to use their discretionary authority as outlined above.
PROXY SOLICITATION
Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of this Proxy Statement and accompanying materials and the related proxy solicitation will be borne by us.
Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the Annual Meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit a stockholder’s right to vote at the Annual Meeting if the stockholder attends and chooses to vote in person.

OTHER MATTERS
Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

By Order of the Board of Directors

/s/ MICHAEL J. VALENTINE
MICHAEL J. VALENTINE
Secretary
Elk Grove Village, Illinois
October 6, 2006

COMMON STOCK PROXY CARD
JOHN B. SANFILIPPO & SON, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 6, 2006
     Jasper B. Sanfilippo and Michael J. Valentine, or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Common Stock of John B. Sanfilippo & Son, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 6, 2006 at the hour of 10:00 A.M., local time, at John B. Sanfilippo & Son, Inc.,1707 North Randall Road, Elgin, Illinois 60123 and at all postponements or adjournments thereof, upon such business as may properly come before the meeting, including the items proposed by the Company that are listed on the reverse side and more completely described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
JOHN B. SANFILIPPO & SON, INC.
November 6, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Governor Jim Edgar Daniel M. Wright
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	RATIFY OF APPOINTMENT OF AUDITORS: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal 2007.	☐	☐	☐

3.	UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE “FOR” EACH OF THE ABOVE PROPOSALS.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLASS A COMMON STOCK PROXY CARD
JOHN B. SANFILIPPO & SON, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 6, 2006
Jasper B. Sanfilippo and Michael J. Valentine, or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Class A Common Stock of John B. Sanfilippo & Son, Inc. (the “Company”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held November 6, 2006 at the hour of 10:00 A.M., local time, at John B. Sanfilippo & Son, Inc., 1707 North Randall Road, Elgin, IL 60123, and at all postponements or adjournments thereof, upon such business as may properly come before the meeting, including the items proposed by the Company that are listed on the reverse side and more completely described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

(THIS PROXY IS CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

☒	Please mark your votes as in this example	Nominees:	Jasper B. Sanfilippo Mathias A. Valentine Michael J. Valentine

		FOR	WITHHELD
1.	Election of Directors by holders of Class A Common Stock	☐	☐
For, except vote withheld from the following nominee(s):

Jeffrey T. Sanfilippo
Timothy R. Donovan
Jasper B. Sanfilippo, Jr.

		FOR	AGAINST	ABSTAIN
2.	RATIFY APPOINTMENT OF AUDITORS: Ratify appointment of PricewaterhouseCoopers LLP as independent auditors for fiscal 2007.	☐	☐	☐

3.	UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING: In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be deemed to constitute direction to vote “for” each of the above proposals.
Please mark, sign, date and return the proxy card using the enclosed envelope.

SIGNATURE(S)____________________ DATE _______________
NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.